AMENDMENT #1
TO
Asset Purchase Agreement - Vehicle

This Amendment #1 to Asset Purchase Agreement – Vehicle (this "**Amendment**"), is made as of the 6th day of December, 2024, by and between:

McQueen Labs Series LLC – Series 003 – 2012 Lexus LFA, a registered series of McQueen Labs Series, LLC, a Delaware series limited liability company (hereinafter referred to as the "**Series**);

Series – 003 – 2012 Lexus LFA – Montana LLC, an LLC governed by the laws of the state of Montana, and a wholly owned subsidiary of the Series (hereinafter referred to as "**LFA Montana"**);

- and -

Delavaco Holdings Inc., (hereinafter referred to as the "**Seller**"),

The Series, Seller and LFA Montana may be referred to herein collectively as the "**Parties**" and each individually as a "**Party**".

WHEREAS the Series and Seller entered into an Asset Purchase Agreement - Vehicle dated April 29, 2024 (the "**Agreement**") pursuant to which Seller agreed to sell a certain automobile to the Series; and

WHEREAS, the Parties now wish to amend the Agreement as set forth herein, including such that LFA Montana shall acquire the Vehicle;

NOW THEREFORE, in consideration of the mutual provisions and covenants herein, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein will have the meaning given in the Agreement.

2. The Agreement is hereby amended as follows:

   (a) Section 2.02 of the Agreement is hereby amended and restated in its entirety to provide as follows:

   <u>**Purchase Price.**</u> The purchase price for the Vehicle shall be (i) the issuance to the Seller of 20,400 Class A Units of the Series (the "Class A Units") at $20 per Class A Unit for an aggregate value of $408,000; (ii) the issuance to the Seller of one Class B Unit of the Series (the "Class B Unit" and, collectively with the Class A Units, the "Units"); and a cash payment in the amount of $392,000, less any amounts paid for the Senior Interests (the "Cash Payment"). The Units represent membership interests in the Series, as set forth in and pursuant to, the Organizational Documents.

(b) Notwithstanding anything to the contrary in the Agreement, the Parties acknowledge and agree that the Vehicle shall be acquired by LFA Montana in place of the Series, and LFA Montana shall, at closing, hold the title and registration of the Vehicle, and the Agreement is hereby amended as required to give effect thereto.

(c) Any notices to LFA Montana pursuant to the Agreement shall be delivered to the Series pursuant to the Agreement.

3. Other than as amended herein, the Agreement shall remain in full force and effect.

4. On and after the date of this Amendment, any reference in the Agreement to the "Agreement" shall be deemed a reference to the Agreement as amended by this Amendment, and the Agreement and this Amendment shall be read, interpreted and enforced as one combined agreement.

5. This Amendment, and any and all claims, proceedings or causes of action relating to this Amendment or arising from this Amendment or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

6. This Amending Agreement may be executed in any number of counterparts (including counterparts by electronic delivery) and all counterparts taken together constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties hereto have executed this Amendment as of the day and year first above written.

McQueen Labs Series LLC – Series 003 – 2012 Lexus LFA

Signed by:
By: Curtis Hopkins
AC858D198D2F4B8...
Name: Curtis Hopkins
Title: Manager

Series – 003 – 2012 Lexus LFA – Montana LLC

Signed by:
By: Curtis Hopkins
AC858D198D2F4B8...
Name: Curtis Hopkins
Title: Manager

Delavaco Holdings Inc.

DocuSigned by:
By: Catherine DeFrancesco
895AE6502EF64B0...
Name: Catherine DeFrancesco